 Exhibit 5.10

CONSENT OF EXPERT

August 26, 2019

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Ertan Uludag, do hereby consent to:

(1)
the filing of the written disclosure regarding the mineral resources of the Efemcukuru, Kisladag, Stratoni and Olympias properties (the “Technical Disclosures”), in relation to the Annual Information Form of Eldorado Gold Corporation (the “Company”) for the period ended December 31, 2018 (the “AIF”);

(2)
the Technical Disclosures contained in or incorporated by reference into the Company’s Form F-10 Registration Statement (the “Form F-10”), being filed with the United States Securities and Exchange Commission and any amendments thereto;

(3)
the use of my name in the AIF and Form F-10; and

(4)
the incorporation by reference of the AIF into the Form F-10.

By:	/s/ Ertan Uludag
Ertan Uludag, P.Geo. Eldorado Cold Corporation Resource Geologist